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                       [LOGO OF SBC WARBURG DILLON READ]

                          Offer to Purchase for Cash
                       1,250,000 Shares of Common Stock
                                      of
                            EARTHLINK NETWORK, INC.
                                      at
                             $45.00 NET PER SHARE
                                      by
                              SPRINT CORPORATION


 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 20, 1998, UNLESS THE OFFER IS EXTENDED.


                                                              February 18, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

  We have been engaged by Sprint Corporation, a Kansas corporation (the "Purchaser") to act as Dealer Manager in connection with the Purchaser's offer to purchase 1,250,000 shares of Common Stock, par value $.01 per share (the "Shares"), of EarthLink Network, Inc., a Delaware corporation (the "Company"), at $45.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated February 18, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer") enclosed herewith.

  THE OFFER IS CONDITIONED UPON (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER 1,250,000 SHARES, (2) THE CONDITIONS TO THE OBLIGATIONS OF SPRINT CORPORATION, SPRINT COMMUNICATIONS COMPANY L.P., EARTHLINK NETWORK, INC., DOLPHIN, INC., AND DOLPHIN SUB, INC. TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE INVESTMENT AGREEMENT (AS DEFINED HEREIN) HAVING BEEN SATISFIED OR WAIVED AND (3) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED UPON CONSUMMATION OF THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE INVESTMENT AGREEMENT BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER, AS WELL AS THE OTHER CONDITIONS DESCRIBED THEREIN.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

    1. Offer to Purchase;
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    2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer and tendering Shares;

    3. The Letter to Stockholders of the Company from the Garry Betty, President and Chief Executive Officer of the Company;

    4. A letter which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, if the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach American Stock Transfer & Trust Company (the "Depository"), prior to the Expiration Date (as defined in
  Section 1 of the Offer to Purchase);

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope addressed to the Depositary.

  The Board of Directors of the Company has, by unanimous vote of all directors, approved the Offer and the other transactions described in the Offer to Purchase and determined that the terms of the Offer and such other transactions, taken together, are fair to, and in the best interests of, the stockholders of the Company and recommends that all stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for 1,250,000 Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures described in Section 2 of the Offer to Purchase),
(ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase)), and (iii) all other documents required by the Letter of Transmittal.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

  The Purchaser will pay or cause to be paid any Stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 20, 1998, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

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  If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2, "Procedure for Tendering Shares," in the Offer to Purchase.

  Any inquiries you may have with respect to the Offer should be addressed to SBC Warburg Dillon Read Inc. or D.F. King & Co., Inc. at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

  Additional copies of the enclosed materials may be obtained from the undersigned, SBC Warburg Dillon Read, at (212) 906-7530, or by calling the Information Agent, D.F. King & Co., Inc., at (800) 859-8515, or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          SBC Warburg Dillon Read Inc.

Enclosures

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL DESIGNATE YOU OR ANY PERSON AS AN AGENT OF THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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